EXHIBIT 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the Class ‘A’ Ordinary Shares, par value U.S.0.0109 per share, of Trinity Biotech plc, a company organized under the laws of Ireland. Each of them is responsible for the timely filing of such filings and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate. This Agreement shall remain in full force and effect until revoked by any party hereto in a signed writing provided to each other party hereto, and then only with respect to such revoking party. This Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.

Dated: December 7, 2022

MiCo IVD Holdings, LLC

By:	/s/ Seonkyu Jeon
Name: Seonkyu Jeon
Title: Manager, President and CEO

MiCo Co., Ltd.

By:	/s/ Suk Yoon Lee
Name: Suk Yoon Lee
Title: Director and Chief Executive Officer